Exhibit 10.27

Execution Copy

AMENDMENT NO. 2

This Amendment No. 2 dated June 26, 2009 (“Amendment”) to the agreement dated as of June 11, 2007 between the Company and Michael S. Gilliland (the “Agreement”) amends the Agreement in the manner set for the below as of April 1, 2009. The purpose of the Amendment is to provide for an orderly and aligned transition plan between Company and Executive. In consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. The first sentence of Section 4 of the Agreement shall be amended to read as follows:

“Unless terminated earlier pursuant to Section 9 hereof, the term of this Agreement shall be up to and including April 1, 2012 (the “Initial Term”).”

2. Section 4 of the Agreement shall be amended by adding the follow new paragraph at the end thereof:

“The Company, through its Board of Directors, and you agree to work together in good faith to provide for an orderly succession to your roles as President/CEO and Chairman of the Board of Directors of the Company in a manner consistent with ongoing succession planning discussions and processes. A successor to the position of President/CEO will be named at the discretion of the Board of Directors during the period of this Agreement. After such successor is appointed, you will remain with the Company during this time (up to and including April 1, 2012) in the role of Chairman of the Board and will undertake in good faith to coach and mentor the new President/CEO, to meet with customers, remain an active member of the Board of Directors, and otherwise undertake any other reasonable duties or actions as may be requested of you by the Board of Directors or the Company in line with the purpose of training the new President/CEO and advancing the interests of the Company.”

3. The second full paragraph of Section 9(a) of the Agreement shall be amended to read as follows:

“In addition, the Company will pay to you, subject to Section 13(b)(2), as severance, in one lump-sum payment due within 30 days following the Date of Termination, an amount equal to the remaining Base Salary and Target Bonus for the period following the Date of Termination up to and including April 1, 2012, and payment of the annual retainer amount of $250,000 for both years 2013 and 2014 as described in Section 11 (the “Severance Amount”). Such amount shall be less withholding for taxes and deductions for other appropriate items. By way of example, if you were terminated without cause effective November 30, 2010, you would be entitled to your Base Salary and Target Bonus for the period of December 1, 2010 through April 1, 2012 along with a total retainer payment of $500,000.”

4. Section 11 of the Agreement shall be amended by adding the following new paragraph at the end thereof:

“In addition to the above paragraph of this Section 11, Company agrees that following termination of this Agreement on April 1, 2012, you will be appointed to the Board of Directors (though not as Chairman) as described in Section 2 of the Agreement and otherwise remain available for ad hoc advice and support as reasonably requested by the Company for a period of two years, up to and including April 1, 2014. In exchange for such services, you shall receive an annual retainer payment of $250,000, payable in monthly installments less withholding for taxes and deductions for other appropriate items. Said retainer payments shall be your sole compensation for such role. Nothing herein shall supersede the ability of the Company to terminate your employment pursuant to the terms of the Agreement.”

5. Section 4.5 (ii) of the Plan (Exhibit C of the Agreement) shall be amended to read as follows:

“(ii) two years after the date the Participant’s Employment is terminated for any reason other than Cause, death or Disability and for so long as Participant is not in violation of any provision of Section 10 of the Agreement. The Board of Directors shall retain the sole discretion to shorten or terminate this two year period;”

6. Executive shall receive a special award of 750,000 stock options on terms and conditions similar to those provided to other Company Executives on or about April 1, 2009. However, the agreement will reflect that the vesting period for such options shall begin on April 1, 2009 and will do so ratably over a three year period up to and including April 1, 2012. Similarly, as discussed with the Board of Directors, Executive shall have the same right to exchange certain of Executive’s Performance-Based Options already awarded on terms and conditions similarly to those provided to other Company Executives in or about March 2009. However, the agreement will reflect that the vesting period for any such exchanged options shall begin on April 1, 2009 and will do so ratably over a three year period up to and including April 1, 2012.

7. In the event of termination of Executive’s employment with the Company, Executive shall be permitted to redeem any equity purchased under Section 7 of the Agreement as provided for pursuant to any existing agreements.

8. Except as otherwise specifically amended herein, the Agreement and any amendments thereto shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

EXECUTIVE

By:	/s/ Michael S. Gilliland
Name:	Michael S. Gilliland
Title:

SOVEREIGN HOLDINGS, INC.

By:	/s/ Gary Kusin
Name:	Gary Kusin
Title:

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